Exhibit 99.1
PRESS RELEASE

For release:	April 12, 2011

Contact:	Media
Linda Hohn
Associate General Counsel
(610) 660-6862
lhohn@global-indemnity.com
GLOBAL INDEMNITY PLC ANNOUNCES THE APPOINTMENT OF
RONALD F. GORMAN AS PRESIDENT OF DIAMOND STATE GROUP
DUBLIN, Ireland, April 12, 2011—Global Indemnity plc (Nasdaq: GBLI) (“Global Indemnity”) announced today the appointment of Ronald F. Gorman as President of Diamond State Group, effective April 11, 2011. Mr. Gorman joined Global Indemnity in March of 2010, serving as Senior Vice President of Underwriting for Diamond State Group. Included among his various responsibilities was the management of the operations of affiliates Collectibles Insurance Services, LLC and J.H. Ferguson & Associates, LLC.
“I am very excited about having Ron assume the role of President, Diamond State Group. Ron brings an extensive background in managing underwriting businesses in the United States’ commercial insurance market,” said Larry Frakes. Mr. Frakes added, “Ron’s excellent management and underwriting skills, effective communication style and good business acumen, will no doubt enable us to effectively move Diamond State Group’s strategy forward”. Diamond State Group was formed in 2007 and is devoted to distributing its specialty property, casualty and professional lines products through excess and surplus lines brokers and specialty producers.
Prior to joining Global Indemnity, Mr. Gorman served as President of the Mid-Atlantic Region of Harleysville Insurance Group. Mr. Gorman began his career in 1980 at CIGNA Corporation, where he was ultimately appointed Regional Marketing Vice President for Small Business. In 1994 he joined Zurich North America serving in several positions until being appointed as Senior Vice President Field Operations for Zurich’s Small Business Unit. He received his Bachelors Degree in Business Administration from Otterbein College.
About Global Indemnity plc and its subsidiaries
Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and nonadmitted specialty property and casualty insurance coverages in the United States, as well as reinsurance throughout the world. Global Indemnity plc’s two primary divisions are:
•	United States Based Insurance Operations

•	Ireland & Bermuda Based Reinsurance Operations
For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.
Forward-Looking Information
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.